PROSPECTUS Dated May 18, 2000           Amendment No. 1 dated October 8, 2002 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No. 32 to
Dated May 18, 2000                          Registration Statement No. 333-34392
                                                           Dated August 24, 2000
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                           -------------------------

                      8% Reset PERQS due October 30, 2002
                          Mandatorily Exchangeable For
                     Shares of Common Stock of YAHOO! INC.

    Reset Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                               ("Reset PERQS(SM)")

This Amendment No. 1 to the accompanying pricing supplement, prospectus supplement and prospectus reflects an amendment to the terms of the 8% Reset PERQS due October 30, 2002, Mandatorily Exchangeable For Shares of Common Stock of Yahoo! Inc., which we refer to as the Reset PERQS, issued by Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The amendment became effective on October 8, 2002 and relates to the price-triggered acceleration event described in the accompanying pricing supplement. The other terms of the Reset PERQS have not changed and are set forth in the accompanying pricing supplement, prospectus supplement and prospectus.

Pursuant to the amendment, the definition of Acceleration Event on PS-11 of Pricing Supplement No. 32 is replaced in its entirety by the following:

Acceleration Event..................    If on any date the product of the
                                        Market Price per share of Yahoo! Stock
                                        and the Exchange Factor is less than
                                        $4.00, the Maturity Date of the Reset
                                        PERQS will be deemed to be accelerated
                                        to such date (the "date of
                                        acceleration"). Upon such acceleration,
                                        you will receive per Reset PERQS on the
                                        third Business Day following the date
                                        of acceleration, but in no event later
                                        than the scheduled Maturity Date (the
                                        "date of delivery"):

                                            o    a number of shares of Yahoo!
                                                 Stock at the then current
                                                 Exchange Ratio, as adjusted by
                                                 the then current Exchange
                                                 Factor; and

                                            o    accrued but unpaid interest to
                                                 but excluding the date of
                                                 delivery plus an amount of
                                                 cash as determined by the
                                                 Calculation Agent equal to the
                                                 sum of the present values of
                                                 the remaining scheduled
                                                 payments of interest on the
                                                 Reset PERQS (excluding any
                                                 portion of such payments of
                                                 interest accrued to the date
                                                 of delivery) discounted to the
                                                 date of delivery based on the
                                                 interpolated U.S. dollar zero
                                                 swap rate from and including
                                                 the date of delivery to but
                                                 excluding each applicable
                                                 payment date.

                                        Holders will not be entitled to receive
                                        the return of the $27.9375 principal
                                        amount of each Reset PERQS upon an
                                        Acceleration Event.


The amendment does not relate to or change the different amounts payable to you upon (x) an acceleration that occurs because Yahoo! is subject to a reorganization event in which holders of Yahoo! Stock receive only cash, as described in paragraph 5 under "Description of Reset PERQS--Antidilution Adjustments," or (y) an acceleration event that occurs following an event of default with respect to the Reset PERQS, as described under "Description of Reset PERQS--Alternate Exchange Calculation in case of an Event of Default."